UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2005

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

4400 Main Street, Kansas City, MO                     64111

(Address of Principal Executive Offices)                 (Zip Code)

(816) 753-6900

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

(a)        On June 30, 2005, (i) Option One Mortgage Corporation (“OOMC”) and Option One Loan Warehouse Corporation (“OOLWC”), wholly owned subsidiaries of H&R Block, Inc. (the “Company”), entered into the Sale and Servicing Agreement dated as of June 1, 2005 among OOMC, OOLWC, Option One Owner Trust 2005-6 (the “Lehman Trust”), and Wells Fargo Bank, N. A. (“Wells Fargo”) (the “SSA”), (ii) OOLWC, the Lehman Trust and Lehman Brothers Bank (“Lehman”) entered into the Note Purchase Agreement dated as of June 1, 2005 (the “NPA”), and (iii) the Lehman Trust and Wells Fargo entered into the Indenture dated as of June 1, 2005 (the “Indenture”).

The SSA, NPA and the Indenture were entered into as part of OOMC’s off-balance sheet financing arrangement with Lehman (the “Lehman Warehouse Facility”). The Lehman Warehouse Facility provides funding totaling $1,000,000,000 for daily non-prime originations through May 30, 2006, subject to various triggers, events or occurrences that could result in earlier termination. The Lehman Warehouse Facility bears interest at one-month LIBOR plus additional margin rates and provides for payment of nonutilization fees. The Lehman Warehouse Facility is also subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, non-warehouse leverage ratio, minimum net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the Greenwich Warehouse Facility. In addition, the Lehman Warehouse Facility permits Lehman at any time to require the Lehman Trust to redeem specified borrowed amounts outstanding under the Lehman Warehouse Facility.

(b)        On June 30, 2005, (i) OOMC and OOLWC entered into the Amendment Number One to the Second Amended and Restated Sale and Servicing Agreement dated March 8, 2005 among OOMC, OOLWC, Option One Owner Trust 2001-2 (the “BofA Trust”), and Wells Fargo (the “BofA SSA Amendment”) and (ii) OOLWC entered into Amendment Number Five to Amended and Restated Note Purchase Agreement dated November 25, 2003 among OOLWC, the BofA Trust and Bank of America, N.A. (“BofA”) (the “BofA NPA Amendment”) (the BofA SSA Amendment and the BofA NPA Amendment are hereinafter referred to collectively as the “BofA Amendments”).

The purpose of the BofA Amendments was to (i) increase the amount of funding available through OOMC’s off-balance sheet financing arrangement with BofA to fund daily non-prime originations (the “BofA Warehouse Facility”) to $3,000,000,000 through September 30, 2005 and $2,500,000,000 thereafter and (ii) to modify various procedural aspects of the BofA Warehouse Facility.

The BofA Warehouse Facility provides funding totaling $3,000,000,000 through September 30, 2005 and $2,500,000,000 thereafter. The BofA Warehouse Facility bears interest at one-month LIBOR plus additional margin rates and is subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth ratio, capital adequacy test, net income test and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the BofA Warehouse Facility. In addition, the

BofA Warehouse Facility permits BofA at any time to require the Trust to redeem specified borrowed amounts outstanding under the BofA Warehouse Facility.

(c)        Under the Lehman Warehouse Facility and the BofA Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Lehman Trust and the BofA Trust, which utilize the warehouse facilities to purchase the loans. The trusts subsequently sell the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See “Off-Balance Sheet Financing Arrangements” in Item 7 of the Company’s Form 10-K for the fiscal year ended April 30, 2004.

(d)        Certain parties to the Lehman Warehouse Facility and the BofA Warehouse Facility have other relationships with the Company or its affiliates. Lehman, BofA and an affiliates of Wells Fargo are lending parties pursuant to (i) a $1,000,000,000 364-day revolving credit facility maintained by Block Financial Corporation (“BFC”), as borrower, and the Company, as guarantor, with various lenders and (ii) a $1,000,000,000 five-year revolving credit facility maintained by BFC, as borrower, and the Company, as guarantor, with various lenders.

Item 2.03. Creation of a Direct Financial Obligation or an Obligaton under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Under the terms of the Lehman Warehouse Facility and the BofA Warehouse Facility, OOMC provides a guarantee up to a maximum amount equal to approximately 10% of the aggregate principal balance of mortgage loans held by the Lehman Trust and the BofA Trust before ultimate disposition of the loans by the trusts. These guarantees would be called upon in the event adequate proceeds were not available from the sale of the mortgage loans to satisfy the current or ultimate payment obligations of the trusts. The maximum potential undiscounted amount of future payments that OOMC may be required to make pursuant to these guarantees would be approximately $400,000,000 through September 30, 2005 and $350,000,000 thereafter.

Item 5.02. Departure of Directors or Principal Officers.

On July 1, 2005, Melanie K. Coleman resigned as Vice President and Corporate Controller of the Company, effective July 31, 2005. A copy of the related press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

3

Exhibit Number	Description
99.1	Press Release Issued July 6, 2005.

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	July 5, 2005	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary

EXHIBIT INDEX

Exhibit 99.1	Press Release issued July 6, 2005.